EXHIBIT 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

September 11, 2012

El Paso Pipeline Partners, L.P.

500 Dallas Street, Suite 1000

Houston, TX  77002

Ladies and Gentlemen:

We have acted as special counsel to El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale (the “Offering”) of up to 8,165,000 common units representing limited partner interests in the Partnership (including the common units to be issued upon exercise of the underwriters’ option to purchase up to 1,065,000 additional common units) (the “Common Units”) pursuant to the registration statement on Form S-3ASR dated March 25, 2010 (Registration No. 333-165679, the “Registration Statement”), filed under the Securities Act of 1933, as amended, and the preliminary prospectus supplement dated September 10, 2012 (the “Prospectus Supplement”).  In connection therewith, we have participated in the preparation of the discussion in the Registration Statement under the caption “Material Tax Consequences”, as modified by the statements in the Prospectus Supplement under the caption “Material Tax Considerations” (the “Discussion”).

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof.  In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

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Furthermore, our opinion is not binding on the Internal Revenue Service or a court.  In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion.  There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement.  In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ ANDREWS KURTH LLP